Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

Preliminary Proxy Statement |_|

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) |_|

Definitive Proxy Statement |_|

Definitive Additional Materials |X| Soliciting Material Pursuant to ss. 240.14a-12

THE ALASKA AIR GROUP, Inc. ("the Company-AAG")

(Name of Registrant as Specified In Its Charter)

Richard D. Foley, Stephen Nieman, Terry K. Dayton and Carl L. Olson (Name of Persons Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required |X|

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applies: As of April 20, 2007, the record date for the meeting, there were 42,616,739 shares of Company common stock outstanding

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously Paid: 2) Form, Schedule or Registration Statement No.:

3) Filing Party: Stephen Nieman, Richard D. Foley, Terry K. Dayton and Carl L. Olson for the 2007 CHALLENGERS

4) Date Filed:

Jan. 2, 2008

Dear _______________________,

The following is a shareholder proposal that has been submitted to Alaska Air Group Inc. (ALK) for the 2008 proxy season. I think that this is the most important and significant proposal of 2008. It along with two others was filed today on EDGAR (see): http://www.sec.gov/Archives/edgar/data/766421/000121715008000001/0001217150-08-000001.txt

Under existing SEC and exchange regulations a company is granted the waiver to not identify a proponent of a shareholder proposal in its proxy statement, voting instructions, or proxy card. A company's materials usually instruct those desiring to know the identity or anything about the proponent or election challengers to contact the company’s gatekeeper. I believe that this is an unwise as well as an unlawful SEC infringement of the First Amendment. This infringement permits purposeful "chilling" of inquiry about this “public information”. The only purpose, I can see, for restricting access to this information is to delay its distribution and/or intimidate those vulnerable to, or fearful of company reprisal.

This infringement may have seemed an insignificant detail before the advent of the Internet and Federal government mandate of “opt out only” in company investment and retirement plans. The SEC has recognized the major shift in ownership mechanisms from retail to commercial intermediaries substantially provided by employer provided alternatives. Now coupled with universal electronic distribution of proxy materials and the technological ability to track employee investment choices and votes, this detail can no longer be ignored.

I firmly believe, that the reality of this detail is now of equal importance with all other disclosure information, and that it must include accurate electronic contact data on who is challenging the status quo in a proxy contest.

In a perfect world, there would be a binding requirement for access to be included in a company's proxy statement and proxy materials. According to some interpretations, the courts have already indicated recognition of this. However, such access is not technically necessary. Accurate identification and full contact data would overwhelmingly eliminate many of the barriers and drastically level the playing field.

Were corporations required to include the information identified in the following shareholder proposal 98% of what proxy "access" seeks would be achieved and the shareholders in this country would simply be “a mouse click away from information freedom”.

Shareholders should be free to see all the information to which they are entitled. Clearly, this includes proposal and election challenge information and materials. No longer should stock owners small and large be forced onto the labyrinthian “shareholder information underground railroad” of dark forests of cross regulations, shifting sands of interpretations, convoluted paths lined with quasi-legal booby traps, and dead end detours camouflaged by hired double agents of mendiloquence.

There probably will continue to be problems and confusion in the casting and counting of the votes. However, with the requirement to provide a few simple lines of public information many voting conflicts should efficiently resolve themselves. These sunshine standards will enhance the identification of the dissipated cost of the disease of opacity and further reveal the genuine value of transparency.

This proposal could and should be better written. Nevertheless, due to its overwhelming importance to all the shareholders of this country, I think that modest guidance from the SEC can cure any mis-expression.

It has been clearly evidenced and demonstrated that conducting and winning an “Internet only proxy contest” is within the abilities of dedicated shareholders at minimal dollar cost (see the five year record of such at www.votepal.com). Our experience shows us that proxy tabulation should be removed from all corporations and be conducted by an outside irrefutably independent agency/institution. This should result in a clear cost reduction over the existing system. If such an agency/institution does not occur by foresight, then it may occur by law.

Now that the demonstrated, proficient, fair, and cost effective technological alternatives exist, no company or government can afford to remain parties to a system, which is otherwise. The failure to act to implement this system should raise the possibility of actionable fiduciary failure.

IMO, opponents of transparency should suffer punishment by the citizenry shareholders in both the fiscal and political markets. Advocates and champions of opacity should be encouraged to relocate to locales were confidence in the honesty and integrity of all systems is less valued. If such fail to remove themselves, then I must agree with Pius X ’s Msgr. Umberto Benigine, “For such people there is only one remedy: the Inquisition.”

I believe that the super majority of our current national economic difficulties are the direct consequences of a systemic tolerance of opacity; criminal acts are responsible for only a tiny percentage of the problems in the financial arena, opacity is the number one cause.

Shareholder access to critical decision-making information should always be "Only a Click Away!"

Respectfully,

/s/

Richard D. Foley
TEL: 520-742-5168
FAX: 520-742-6963
6040 N CMO Arturo
Tucson, AZ 85718
rerailer@earthlink.net
www.votepal.com

NO. 7 –– RESPECTING SHAREHOLDERS' RIGHT TO KNOW

RESOLVED, that our board in 2008 amend our bylaws and any other appropriate governing documents to require that the company shall, other than on specifics restricted by law, regulation or which jeopardizes commercial advantage, strictly honor the shareholders right to proper disclosure of identification and contact information to the fullest extent possible by technology.

In all communication or reports to its shareholders, the company shall provide complete identification information on all individuals or parties reported therein.  It shall contain their proper name and complete address information, including their telephone, email and website information with functioning hyperlinks.

Where more than one set of contact data exists, all shall be included.  Where the communication is a proxy statement or any notice of an annual, special or other shareholder meeting or any references to any such meeting, it shall include in the same prominence as appears in the balance of the notice, all contact information of any shareholder proponent, challenging candidate(s) for election, and/or any opposing proxy solicitation.

Proponent Steve Nieman, a Horizon Air Captain, has notified the Alaska Air Group, Inc. that he intends to present the following proposal at the 2008 Annual Meeting.  You can contact him via his website www.votepal.com/, via email at reachus@votepal.com or phone toll free 1-866-2-VOTEUS.  He looks forward to discussing this proposal with you.

Supporting Statement

The Internet has revolutionized communications for everyone including shareholders and the companies they own.  The power of the Internet to inform and educate has given birth to a vast array of new tools for tracking and analyzing investments.  Average investors now have available computer tools that not long ago could be afforded only by powerful financial institutions.  Yet all investors, large and small, are faced with the reality that no gate keepers of truth and accuracy exist on the Internet.

Only the company is in a position to assure that its shareholders are provided with accurate name and contact information. Some current regulations permit a company to withhold contact information.  But to enhance communications with its shareholders, we believe this information should be provided.  The prime concern of this bylaw proposal is to ensure that company shareholders are provided with correct identification data in any form of communication the company chooses, whether it be paper and/or electronic.  No valid purpose can be served by not disclosing it.

We believe that our company has a duty to provide full, complete and accurate identification information about individuals, parties, agencies, entities or companies it communicates to us about.  Shareholders have a right to contact a person or party concerning an event, and they should not be forced to make a separate request to company officials. Making separate inquiries or requests wastes company time and resources.

I ask for your support and a Yes vote on Proposal No. 7